EXHIBIT 21

LABARGE, INC.
SUBSIDIARIES (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

LaBarge Electronics, Inc.	Missouri
LaBarge/STC, Inc.	Texas